                                                       Exhibit 21.1

                           SUBSIDIARIES OF REGISTRANT




SUBSIDIARY                                JURISDICTION OF INCORPORATION

Remington Arms Company, Inc.              Delaware
Remington International, Ltd.             Barbados
RA Brands, L.L.C.                         Delaware
RA Factors, L.L.C.                        Delaware